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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

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[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-12


                            THE PIONEER GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)



                         LENS INVESTMENT MANAGEMENT, LLC
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

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        Not applicable
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        applicable.
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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
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58531.0014

April 11, 2000

           LENS INVESTMENT MANAGEMENT, LLC SEEKS TO MAXIMIZE VALUE OF
                  THE PIONEER GROUP, INC. FOR ALL STOCKHOLDERS

Dear Fellow Stockholder:

          DO NOT RETURN ANY PROXY CARD SUPPLIED TO YOU BY THE COMPANY.
                        RETURN THE GOLD PROXY CARD ONLY.

           We are forwarding to you with this letter our proxy statement and GOLD Proxy Card for use in connection with the 2000 Annual Meeting of Stockholders of The Pioneer Group, Inc., scheduled for May 16, 2000. In view of the dismal performance of Pioneer shares and the Company's unsuccessful strategy of investing outside of its core fund management business, we believe that action must be taken to avoid further deterioration of stockholder value. THE ACTION WE PROPOSE IS THE IMMEDIATE SALE OF PIONEER TO THE HIGHEST BIDDER IN AN AUCTION. As more fully described in our proxy statement, our analysis indicates that such a sale could bring to stockholders a price in excess of $29 per share, and as much as $42 per share.

           Lens Investment Management, LLC and its affiliates hold approximately 4.1% of the outstanding Pioneer shares. We are nominating five persons for election to Pioneer's Board of Directors at the 2000 Annual Meeting of Stockholders who, if elected, will constitute a majority of the Board.

                               DISMAL PERFORMANCE

           Pioneer stockholders essentially missed out on one of the most remarkable periods of growth in the history of the stock market. Pioneer common stock reached a high of $33.38 per share in December 1997 and never again returned to that level, closing yesterday at $23.31 per share. According to the Company's own calculations, $100 investments made on December 31, 1994 in the Russell 3000 Index and in an index of investment managers selected by the Company would have grown to $325 and $289, respectively, by December 31, 1999. A $100 investment in the Company would have declined to $75 over the same period.

                  PIONEER SHOULD BE SOLD TO THE HIGHEST BIDDER

           As more fully described in our proxy statement, WE HAVE ESTIMATED THAT THE VALUE OF PIONEER'S EQUITY IN A SALE COULD BE MORE THAN $29 PER SHARE, AND AS MUCH AS $42 PER SHARE. The Pioneer Board has not taken any concrete steps, and has announced no plans that we believe are likely to result in the stockholders receiving comparable value for their common stock in the foreseeable future. Consequently, we are advocating that the Company be sold immediately to deliver this now-unrealized value to you - its stockholders - before any further deterioration in the stock price can occur.

           The Company recently announced that it had retained two investment banking firms to explore strategic alternatives, including a corporate sale. While we find this encouraging, we are wary of the Company's commitment to such a sale. The Company has a history of failing to act decisively when it comes to business dispositions. For example, in October 1998, the Company hired an investment banking firm and announced its intention to sell its gold mining operations in Ghana. Today, over 17 months later, no such disposition has occurred. By electing our nominees, you would be assured that a majority of the Pioneer Board, subject to their fiduciary duties, would be committed to a sale of the Company.

                              THE CHOICE IS YOURS.

           By running our own slate of nominees, we believe we are giving you, the Company's stockholders, a choice. If you are satisfied with the performance of your Company and its stock price, no doubt you will reelect the Board's nominees. But, if you - like us - are not satisfied and believe that the Company's stockholders would benefit from diligent efforts to sell the Company at a premium to its current market value through an auction process, we urge you to support our nominees. By electing our nominees, you would be assured that a majority of the Pioneer Board would be committed to securing such a sale, subject to its fiduciary duty.

           Your views and vote are important. Do not return any Proxy Card supplied by the Company. VOTE ONLY ON LENS' GOLD PROXY CARD DISTRIBUTED WITH OUR PROXY STATEMENT (EVEN IF YOU HAVE PREVIOUSLY VOTED ON THE COMPANY'S PROXY CARD -- YOUR LATER SUBMISSION WILL VOID ANY EARLIER PROXY CARD).

           Should you have any questions or comments, please contact MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or CALL TOLL-FREE: (800) 322-2885.

                                           Sincerely,

                                           Lens Investment Management, LLC